Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-4 (No. 333-196747) of ONE Gas, Inc. of our reports dated February 25, 2014 relating to the balance sheet and the effectiveness of internal control over financial reporting of ONE Gas, Inc., and the financial statements and the effectiveness of internal control over financial reporting of ONE Gas Predecessor, which appear in ONE Gas, Inc.’s annual report on Form 10-K for the year ended December 31, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma

August 21, 2014